EXHIBIT 99.1

LHC Group Announces Promotion of Don Stelly to President and Chief Operating Officer

LAFAYETTE, La., Nov. 15, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice services, announced today that Donald D. Stelly, formerly Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer of the Company.

Mr. Stelly has served as Executive Vice President and Chief Operating Officer since June 1, 2009. Prior to serving as LHC Group's Chief Operating Officer, Mr. Stelly served as the Company's Senior Vice President of Operations. Mr. Stelly joined the Company in April 2005 after serving as the Chief Executive Officer at Doctor's Hospital, a subsidiary of Brentwood, Tennessee-based LifePoint Hospitals, Inc. Mr. Stelly's career includes serving as Chief Operating Officer and Chief Nursing Officer of Doctor's Hospital, which was nationally recognized for service excellence and superior operating results, and providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor's Degree in Nursing from the University of Southwestern Louisiana in 1991.

Keith G. Myers, Chairman and Chief Executive Officer of LHC Group, stated, "Since the inception of LHC Group, we have always been driven by one guiding principle: We must always act in the best interests of those who have been entrusted to our care. In order to ensure that this guiding principle remains at the forefront of every decision, the senior executive responsible for overseeing day-to-day operations in the LHC model has always been a proven and experienced clinician. As a registered nurse with over 20 years of experience caring for patients in acute and post acute settings, Don has clearly proven his unwavering commitment to quality patient care and to always placing the needs of patients entrusted to our care above all else. With his strong clinical background and hands on leadership style, Don has provided the leadership for many of the Company's quality initiatives, including our effort to have all of our home health and hospice agencies accredited by the Joint Commission. As a nurse, Don also understands that our caregivers in the field are the foundation of our company, and he is committed to their development and success. With his passion for patient care and unwavering commitment to the patients and employees we serve, Don is uniquely qualified and deserving of this promotion."

In commenting on his new role, Don Stelly said, "I am honored to be appointed to this new position. LHC Group has an amazing team of dedicated caregivers, and it is a privilege to serve as their President and Chief Operating Officer. As a registered nurse, my decision making process always begins and ends with a focus on the needs of the patients, families and communities we serve. Quality outcomes, patient satisfaction, and compliance are always my ultimate goals. As our company continues to grow and expand, my vision for LHC Group is to be the post acute provider of choice for the patients, caregivers, physicians, hospitals, and  referral sources with whom we work. As former Chief Nursing Officer and hospital CEO, I understand well the expectations that referring hospitals and physicians have of us as a post acute care provider and know how difficult it can be to earn their confidence and support and how easy it can be to lose it. I am very excited about the future of the LHC Group family, and I want to thank Keith and our Board of Directors for the opportunity to serve in this expanded role. I am humbled and honored by this opportunity and privileged to be part of the team."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com